UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 2, 2009

PFIZER INC.
(Exact name of registrant as specified in its charter)

Delaware	1-3619	13-5315170
(State or other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
235 East 42nd Street New York, New York (Address of principal executive offices)
10017 (Zip Code)

Registrant's telephone number, including area code:

(212) 573-2323

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On September 2, 2009, Pfizer Inc. ("Pfizer") issued a press release announcing that it has finalized a previously reported agreement in principle with the U.S. Department of Justice (DOJ) to settle an investigation regarding past off-label promotional practices related to Bextra, which Pfizer voluntarily withdrew from the market in 2005.  The final agreement also resolves other DOJ investigations involving alleged past off-label promotional practices concerning Zyvox, Geodon and Lyrica, allegations related to certain payments to healthcare professionals involving these and nine other Pfizer medicines, and several related qui tam actions.  Pfizer previously disclosed a related $2.3 billion charge to its fourth-quarter and full-year 2008 earnings in connection with the DOJ agreement in principle on January 26, 2009.  No additional charge to the company’s earnings will be recorded in connection with this settlement.

In addition, the company has reached agreements with attorneys general in 42 states and the District of Columbia to settle state civil consumer protection allegations related to its past promotional practices concerning Geodon.  The company will pay a total of $33 million to the settling states and will take a charge in that amount to third-quarter 2009 earnings.

Under the agreement with the DOJ, Pfizer will pay a previously disclosed total of $2.3 billion ($1.0 billion in civil payments related to a number of medicines, and a $1.3 billion criminal penalty related only to Bextra), and a Pfizer subsidiary, Pharmacia & Upjohn Company, Inc., will plead guilty to one criminal count of violating the U.S. Food, Drug, and Cosmetic Act related to its past promotion of Bextra.  A portion of the civil payments will be distributed to 49 states and the District of Columbia pursuant to agreements with each state’s Medicaid division.

The information contained in the press release is deemed to be "filed" under the Securities Exchange Act of 1934 as Exhibit 99.1 to this report, and such press release is incorporated by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits
99.1	Pfizer Inc. Press Release dated September 2, 2009

SIGNATURE

Under the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the authorized undersigned.

PFIZER INC.

By: /s/ Matthew Lepore Matthew Lepore
Title: Vice President, Chief Counsel - Corporate Governance, and Assistant General Counsel
Dated: September 2, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Pfizer Inc. Press Release dated September 2, 2009